DEBT SETTLEMENT AND RELEASE AGREEMENT

This Debt Settlement and Release Agreement (the “Agreement”) is made effective as of August 19, 2010, by and between Golden Phoenix Minerals, Inc., a Nevada corporation (the “Company”) and Kent Aveson, an individual (the “Debt Holder”).

RECITALS

WHEREAS, pursuant to a written Employment Agreement between Ashdown Project, LLC, a Nevada limited liability company (“Ashdown”)  and the Debt Holder dated October 15, 2007, (the “Employment Agreement”), Ashdown employed the Debt Holder as its General Manager.

WHEREAS, as of December 31, 2008, Ashdown was indebted to the Debt Holder for certain unreimbursed expenses, unpaid vacation and salary, and an unpaid severance payment owing under the Employment Agreement.  As of December 31, 2008: (i) the unreimbursed expenses owed to the Debt Holder, total One Thousand Nine Hundred Eighty Six Dollars ($1,986.00); (ii) the unpaid vacation and salary owed to the Debt Holder totals Nine Thousand Seven Hundred Sixty Nine Dollars ($9,769.00); and (iii) the unpaid severance payment totals Twenty Three Thousand Three Hundred Thirty Three Dollars ($23,333.00).  Together these amounts total Thirty Five Thousand Eighty Eight Dollars ($35,088.00) (the “Outstanding Debt”).

WHEREAS, pursuant to the Purchase and Sale of LLC Membership Interest Agreement between Win-Eldrich Gold, Inc., a Nevada corporation and the Company dated May 11, 2009, the Company assumed the Outstanding Debt.

WHEREAS, it is now the desire and intention of the Debt Holder and the Company to settle and resolve all agreements, understandings, disputes, and differences relating to the Outstanding Debt which exist as of the date of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION OF THE ABOVE RECITALS AND THE MUTUAL PROMISES AND RELEASES CONTAINED HEREIN, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

AGREEMENT

1.           Settlement Payment.  The Company agrees to pay the Debt Holder the total sum of Thirty Five Thousand Eighty Eight Dollars ($35,088.00) (“Settlement Sum”) in exchange for a release of all claims against it by the Debt Holder relating to, or arising out of, the Outstanding Debt.

2.           Payment of Settlement Sum.   The Settlement Sum will be paid by the Company as follows:

a.           Initial Payment.  Upon execution of this Agreement the Company shall pay the Debt Holder the sum of Eleven Thousand Six Hundred Ninety Six Dollars ($11,696.00) in immediately available funds.

b.           Monthly Payments.  The remaining Twenty Three Thousand Three Hundred Ninety Two Dollars ($23, 392.00) shall be paid as follows:

September 1, 2010	$1949.35
October 1, 2010	$1949.35
November 1, 2010	$1949.35
December 1, 2010	$1949.35
January 1, 2011	$1949.35
February 1, 2011	$1949.35
March 1, 2011	$1949.35
April 1, 2011	$1949.35
May 1, 2011	$1949.35
June 1, 2011	$1949.35
July 1, 2011	$1949.35
August 1, 2011	$1949.15

3.           Release of Liability.  In exchange for the promises and covenants set forth herein, the Debt Holder hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients (collectively, the “Company Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”) to the extent that such Claims directly or indirectly arise out of or are in any way related to the Outstanding Debt.  The Debt Holder agrees to indemnify and hold the Company Released Parties harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of the Debt Holder’s action or inactions, whether negligent or otherwise, with respect to, or in connection with this Agreement.

4.           Confidentiality.   The Debt Holder agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as the “Settlement Information”).  Except as required by law, the Debt Holder may disclose Settlement Information only to the court in any proceedings to enforce the terms of this Agreement and to the Debt Holder’s consultants and agents who have a bona fide need to know and whom the Debt Holder will inform of the terms of this Agreement and who shall thereafter agree to abide by the provisions and restrictions of this Agreement as if they were a party hereto.

5.           Cooperation.   Each of the parties to this Agreement, without further consideration, shall execute and deliver such other documents and take such other action as may be reasonably requested by the other party hereto to consummate more effectively the purposes or subject matter of this Agreement.

6.           Authority To Execute Agreement.   Any person signing this Agreement for a party represents and warrants that he has express authority to sign this Agreement for that party and agrees to hold the opposing party harmless for any costs or consequences of the absence of actual authority to sign.

7.           Mutual Negotiation.   The parties agree that this Agreement is the product of negotiation between sophisticated parties, each of whom is represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of the provisions hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.  Each of the Company and the Debt Holder further acknowledges that it enters into this Agreement knowingly and voluntarily and without duress, coercion or undue influence.

8.           Representation By Counsel.   The parties understand and agree that they are represented by counsel of their choice, and that they have not relied upon the statements or advice of the other party, its agents, counsel or employees.

9.           Third Party Beneficiaries.   Each of the Company Released Parties who is not a party to this Agreement is an intended third party beneficiary to this Agreement and shall be entitled to all rights and remedies it would be entitled to if it were an original signatory to this Agreement.  Other than the parties to this Agreement and the Company Released Parties, no other individual or entity has any rights or remedies pursuant to this Agreement and no other third party beneficiaries are intended.

10.           No Admission Of Liability.  This Agreement is entered into solely for the purpose of avoiding the costs of litigation, and neither this Agreement nor anything contained herein shall be taken or construed to become, at any time or place, an admission of either party of any of the claims related to or arising out of the Outstanding Debt.

11.           Covenant Not To Sue.  The Company and the Debt Holder agree not to sue or otherwise prosecute each other with respect to any claim settled or released in this Agreement.

12.           Entire Agreement.  This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the Outstanding Debt.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

13.           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

14.           Jurisdiction and Venue.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Nevada with the sole and exclusive venue of Washoe County in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

15.           Attorneys’ Fees.  The parties will bear their own respective attorneys’ fees and costs incurred with respect to this Agreement and any prior legal matters between them.  In the event, however, that legal action of any type is filed to enforce the provisions of this Agreement, the prevailing party in the enforcement proceeding shall be entitled to an award of attorneys’ fees and expenses reasonably incurred in the action.  For this purpose, attorneys’ “fees and expenses” includes, without limitation, the fees and expenses of attorneys, paralegal or legal assistants and experts and consultants for the prevailing party and all other fees and expenses that counsel for the prevailing party incurs in the course of representation of the prevailing party in anticipation of and/or during the course of the action, whether or not otherwise recoverable as “attorneys’ fees” or as “costs” under applicable law.

16.           Amendment; Waiver.  No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by the Company and the Debt Holder.  A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company.  Failure of either the Company or the Debt Holder to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

17.           Counterparts.  This Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first hereinabove written.

DEBT HOLDER
Date: August 19, 2010	By: _____________________________ Kent Aveson
THE COMPANY
Date: August 19, 2010	Golden Phoenix Minerals, Inc. By: ____________________________ Name: Title: